Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-8 of ComSovereign Holding Corp. (the “Company”) of our report dated March 30, 2021, relating to our audits of the Company’s consolidated financial statements, which appears in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission, as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from January 10, 2019 (inception) through December 31, 2019. Our report contains an explanatory paragraph that states the Company has experienced losses, negative cash flows from operations, has limited capital resources, and an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ HASKELL & WHITE LLP

San Diego, California
July 22, 2021